Exhibit 99.1

PRESS RELEASE

THE MACERICH COMPANY

Press Contact:	Arthur Coppola, President and Chief Executive Officer

or

Thomas E. O’Hern, Executive Vice President and
Chief Financial Officer

(310) 394-6000

MACERICH ANNOUNCES FIRST QUARTER RESULTS

Santa Monica, CA (5/04/07) - The Macerich Company (NYSE Symbol: MAC) today announced results of operations for the quarter ended March 31, 2007 which included funds from operations (“FFO”) per share—diluted of $.96 compared to $1.05 for the quarter ended March 31, 2006. Total FFO—diluted was $85.1 million for the quarter compared to $90.1 million for the quarter ended March 31, 2006.  The Company’s definition of FFO is in accordance with the definition provided by the National Association of Real Estate Investment Trusts (“NAREIT”). A reconciliation of net income per common share-diluted (“EPS”) to FFO per share-diluted is included in the financial tables accompanying this press release.

Net income available to common stockholders for the quarter ended March 31, 2007 was $2.6 million or $.04 per share-diluted compared to $7.4 million or $.11 per share-diluted for the quarter ended March 31, 2006.   A reconciliation of net income to FFO is included in the financial highlights section of this press release.

Recent highlights:

•                  During the quarter, Macerich signed 359,000 square feet of specialty store leases at average initial rents of $42.61 per square foot.  Starting base rent on new lease signings was 23.8% higher than the expiring base rent.

•                  Total same center tenant sales, for the quarter ended March 31, 2007, were up 5.5% compared to sales for the quarter ended March 31, 2006.  Tenant sales-per square-foot for the portfolio were $454 up 7.1% from March 31, 2006.

•                  Portfolio occupancy at March 31, 2007 was 92.8% compared to 92.5% at March 31, 2006.  On a same center basis, occupancy was 92.8% at March 31, 2007 compared to 92.8% at March 31, 2006.

•                  In March 2007, the Company issued $950 million of 3.25% convertible notes.  The net proceeds were used primarily to pay off short-term, higher coupon floating rate debt.  The Company’s floating rate debt as a percentage of total debt has been decreased to 8%.  As a result of paying off the floating rate debt, a $.9 million loss on early extinguishment of debt was reflected in the quarter.

Commenting on results, Arthur Coppola president and chief executive officer of Macerich stated, “The quarter was highlighted by solid fundamentals in our business with continued high occupancy levels, strong tenant sales and excellent releasing spreads.

Our refinancing efforts during the quarter have allowed us to significantly strengthen our balance sheet.  We are well positioned to take advantage of the pipeline of development and redevelopment opportunities in our existing portfolio such as the new regional mall under construction at SanTan Village and the major redevelopment of The Oaks mall.”

During the quarter lease termination revenues, including joint ventures at pro rata share, dropped to $3.4 million from $9.0 million in the quarter ended March 31, 2006.

Redevelopment and Development Activity

Scheduled to open in October 2007, Phase I of SanTan Village, a 120 acre open-air regional shopping center under construction in Gilbert, Arizona, will consist of approximately 130 retailers occupying in excess of 1.2 million square feet.  Fourteen new leases were recently announced including Anchor Blue, Avante Salon and Spa, Brio Tuscan Grille, Dick’s Sporting Goods, Finish Line, Forever 21,  Journey’s, Johnny Rockets, Sunglass Icon, Torrid, Wet Seal and Zumiez. The center is currently 87% leased. The other retail phases are expected to be completed by late 2008.

Construction continues on The Promenade at Casa Grande, a 1-million-square-foot regional shopping center currently under development in Arizona’s Pinal County on the I-10 corridor between Phoenix and Tucson.  Phase I is scheduled to open in fall 2007.  The project is 90% committed.  New deals announced for the project include Best Buy, Dillards, Famous Footwear, Harkin’s Theaters, JC Penney, Kohl’s, Lane Bryant, Michaels, Petsmart, Staples, Shoe Pavilion and Target.  Phase II is scheduled to open in spring 2008.

The major redevelopment and expansion of The Oaks continues. The Oaks is a 1.1-million-square-foot super-regional shopping center in California’s affluent Thousand Oaks.  The Company is adding a 235,000-square-foot mall expansion and the market’s first Nordstrom department store.  The project is expected to be completed in fall 2008.

At Freehold Raceway Mall in New Jersey, construction is underway on the 100,000-square-foot, $40 million lifestyle expansion.  The project is 90% committed.  In addition, an interior renovation of the existing 1.4 million-square-foot regional shopping center commenced in the first quarter.  Both projects are expected to be substantially complete in the fourth quarter of 2007.

Financing Activity

On March 16, 2007, the Company issued $950 million of convertible notes.  The notes will pay interest semiannually at a rate of 3.25% per annum and mature on March 15, 2012.  The initial conversion price of approximately $111.48 represents a 20% premium to the closing price of the Company’s common stock on March 12, 2007.  In addition, the Company entered into capped call transactions with the initial purchasers of the notes.  These agreements effectively increase the conversion price of the notes to approximately $130.06, which represents a 40% premium to the March 12, 2007 closing price of $92.90 per common share of the Company.  Concurrent with the debt offering, the Company repurchased $75 million (807,000 shares) of the Company’s common stock.

Earnings Guidance

Management is reaffirming its prior guidance for FFO-diluted per share for 2007 in the range of $4.58 to $4.68.

The Macerich Company is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States.  The Company is the sole general partner and owns an 85% ownership interest in The Macerich Partnership, L.P.  Macerich now owns approximately 77 million square feet of gross leaseable area consisting primarily of interests in 73 regional malls.  Additional information about The Macerich Company can be obtained from the Company’s web site at www.macerich.com.

Investor Conference Call

The Company will provide an online Web simulcast and rebroadcast of its quarterly earnings conference call.  The call will be available on The Macerich Company’s website at www.macerich.com and through CCBN at www.earnings.com.  The call begins today, May 4, 2007 at 10:30 AM Pacific Time. To listen to the call, please go to any of these web sites at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com will be available for one year after the call.

Note:  This release contains statements that constitute forward-looking statements.  Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected.  Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates and terms, interest rate fluctuations, availability and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors.  The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2006, for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference.

(See attached tables)
##

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Results before SFAS 144 (e)		Impact of SFAS 144 (e)		Results after SFAS 144 (e)
	For the Three Months		For the Three Months		For the Three Months
	Ended March 31,		Ended March 31,		Ended March 31,
	Unaudited				Unaudited
	2007	2006	2007	2006	2007	2006
Results of Operations:
Minimum rents	$123,995	$133,587	$(10)	$(11,498)	$123,985	$122,089
Percentage rents	3,784	2,967	(17)	(595)	3,767	2,372
Tenant recoveries	67,783	67,406	(129)	(5,065)	67,654	62,341
Management Companies’ revenues	8,754	7,257	—	—	8,754	7,257
Other income	7,592	6,947	(81)	(314)	7,511	6,633
Total revenues	211,908	218,164	(237)	(17,472)	211,671	200,692

Shopping center and operating expenses	68,680	68,126	(58)	(6,281)	68,622	61,845
Management Companies’ operating expenses	17,755	14,714	—	—	17,755	14,714
Income tax expense <benefit>	(120)	(533)	—	—	(120)	(533)
Depreciation and amortization	57,087	63,539	—	(4,130)	57,087	59,409
General, administrative and other expenses	5,373	3,698	—	—	5,373	3,698
Interest expense	67,555	71,966	—	(3,185)	67,555	68,781
Loss on early extinguishment of debt	878	1,782	—	—	878	1,782
Gain (loss) on sale or writedown of assets	1,463	(502)	289	—	1,752	(502)
Equity in income of unconsolidated entities (c)	14,483	21,016	—	—	14,483	21,016
Minority interests in consolidated joint ventures	(1,491)	(503)	—	40	(1,491)	(463)

Income (loss) from continuing operations	9,155	14,883	110	(3,836)	9,265	11,047

Discontinued Operations:
Gain (loss) on sale of asset	—	—	(289)	—	(289)	—
Income from discontinued operations	—	—	179	3,836	179	3,836
Income before minority interests of OP	9,155	14,883	—	—	9,155	14,883
Income allocated to minority interests of OP	467	1,460	—	—	467	1,460
Net income before preferred dividends	8,688	13,423	—	—	8,688	13,423
Preferred dividends and distributions (a)	6,122	5,970	—	—	6,122	5,970
Net income to common stockholders	$2,566	$7,453	$0	$0	$2,566	$7,453

Average number of shares outstanding - basic	71,669	68,738			71,669	68,738
Average shares outstanding, assuming full conversion of OP Units (d)	85,034	82,518			85,034	82,518
Average shares outstanding - diluted for FFO (a) (d)	88,661	86,145			88,661	86,145

Per share income- diluted before discontinued operations	—	—			$0.04	$0.06
Net income per share-basic	$0.04	$0.11			$0.04	$0.11
Net income per share- diluted (a)	$0.04	$0.11			$0.04	$0.11
Dividend declared per share	$0.71	$0.68			$0.71	$0.68
Funds from operations “FFO” (b) (d)- basic	$82,493	$87,647			$82,493	$87,647
Funds from operations “FFO” (a) (b) (d) - diluted	$85,068	$90,113			$85,068	$90,113
FFO per share- basic(b) (d)	$0.97	$1.07			$0.97	$1.07
FFO per share- diluted (a) (b) (d)	$0.96	$1.05			$0.96	$1.05

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(a)                                  On February 25, 1998, the Company sold $100,000 of convertible preferred stock representing 3.627 million shares. The convertible preferred shares can be converted on a 1 for 1 basis for common stock. These preferred shares are not assumed converted for  purposes of net income per share - diluted for 2007 and 2006 as they would be antidilutive to those calculations. The weighted average preferred shares outstanding are assumed converted for purposes of FFO per share - diluted as they are dilutive to those calculations for all periods presented.

On April 25, 2005, in connection with the acquisition of Wilmorite Holdings, L.P. and its affiliates, the Company issued as part of the consideration participating and non-participating convertible preferred units in MACWH, LP. These preferred units are not assumed converted for purposes of net income per share - diluted and FFO per share - diluted for 2007 and 2006 as they would be antidilutive to those calculations.

On March 16, 2007, the Company issued $950 million of convertible senior notes. These notes are not assumed converted for purposes of net income per share - diluted and FFO per share - diluted for 2007 as they would be antidilutive to those calculations.

(b)                                 The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles (GAAP) measures. NAREIT defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from extraordinary items and sales of depreciated operating properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. FFO and FFO on a fully diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. FFO on a fully diluted basis is one of the measures investors find most useful in measuring the dilutive impact of outstanding convertible securities. FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and is not indicative of cash available to fund all cash flow needs. FFO as presented may not be comparable to similarly titled measures reported by other real estate investment trusts.

Effective January 1, 2003, gains or losses on sale of undepreciated assets and the impact of SFAS 141 have been included in FFO. The inclusion of gains on sales of undepreciated assets increased FFO for the three months ended March 31, 2007 and 2006 by $0.9 million and $0.1 million, respectively, or by $.01 per share and $.00 per share, respectively. Additionally, SFAS 141 increased FFO for the three months ended March 31, 2007 and 2006 by $4.0 million and $4.6 million, respectively, or by $.045 per share and $.05 per share, respectively.

(c)                                  This includes, using the equity method of accounting, the Company’s prorata share of the equity in income or loss of its unconsolidated joint ventures  for all periods presented.

(d)                                 The Macerich Partnership, LP (the “Operating Partnership” or the “OP”) has operating partnership units (“OP units”). Each OP unit can be converted into a share of Company stock. Conversion of the OP units not owned by the Company has been assumed for purposes of calculating the FFO per share and the weighted average number of shares outstanding. The computation of average shares for FFO - diluted includes the effect of outstanding stock options and restricted stock using the treasury method and assumes conversion of MACWH, LP preferred and common units to the extent they are dilutive to the calculation. For the three months ended March 31, 2007 and 2006, the MACWH, LP preferred units were antidilutive to FFO.

(e)                                  In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company adopted SFAS 144 on January 1, 2002.

On June 9, 2006, Scottsdale 101 in Arizona was sold. The sale of this property resulted in a gain on sale in 2006, at the Company’s prorata share, of $25.8 million. Additionally, the Company reclassified the results of operations for the three months ended March 31, 2007 and 2006 to discontinued operations.

On July 13, 2006, Park Lane Mall in Nevada was sold. The sale of this property resulted in a gain on sale of $5.9 million in 2006. The Company reclassified the results of operations for the three months ended March 31, 2007 and 2006 to discontinued operations.

On July 27, 2006, Greeley Mall in Colorado and Holiday Village in Montana were sold. The sale of these properties resulted in gains on sale of $21.3 million and $7.4 million, respectively, in 2006. The Company reclassified the results of operations for the three months ended March 31, 2007 and 2006 to discontinued operations.

On August 11, 2006, Great Falls Marketplace in Montana was sold. The sale of this property resulted in a gain on sale of $11.8 million in 2006.

The Company reclassified the results of operations for the three months ended March 31, 2007 and 2006 to discontinued operations.

On December 29, 2006, Citadel Mall in Colorado Springs, Colorado, Crossroads Malls in Oklahoma City, Oklahoma and Northwest Arkansas Mall in Fayetteville, Arkansas were sold. The sale of these properties resulted in a total gain on sale of $132.7 million in 2006. The Company reclassified the results of operations for the three months ended March 31, 2007 and 2006 to discontinued operations.

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	March 31,	Dec. 31,
	2007	2006
	(UNAUDITED)
Summarized Balance Sheet Information
Cash and cash equivalents	$47,945	$269,435
Investment in real estate, net (h)	$5,806,357	$5,755,283
Investments in unconsolidated entities (i)	$987,435	$1,010,380
Total assets	$7,391,217	$7,562,163
Mortgage and notes payable	$4,998,179	$4,993,879
Pro rata share of debt on unconsolidated entities	$1,669,232	$1,664,447

Total common shares outstanding at quarter end:	71,450	71,568
Total preferred shares outstanding at quarter end:	3,627	3,627
Total partnership/preferred units outstanding at quarter end:	15,878	16,342

	March 31,	March 31,
	2007	2006
	(UNAUDITED)
Additional financial data as of:
Occupancy of centers (f)	92.80%	92.50%
Comparable quarter change in same center sales (f) (g)	5.50%	4.80%

Additional financial data for the three months ended:
Acquisitions of property and equipment - including joint ventures at prorata	$2,707	$244,520
Redevelopment and expansions of centers- including joint ventures at prorata	$88,662	$38,004
Renovations of centers- including joint ventures at prorata	$16,723	$11,622
Tenant allowances- including joint ventures at prorata	$7,802	$3,814
Deferred leasing costs- including joint ventures at prorata	$6,514	$7,707

(f)                                    excludes redevelopment properties (Santan Village Phase 2, Santa Monica Place, The Oaks, Twenty Ninth Street and Westside Pavilion Adjacent)

(g)                                 includes mall and freestanding stores.

(h)                                 includes construction in process on wholly owned assets of $359,924 at March 31, 2007 and $294,115 at December 31, 2006.

(i)                                     the Company’s prorata share of construction in process on unconsolidated entities of $42,757 at March 31, 2007 and $45,268 at December 31, 2006.

	For the Three Months
PRORATA SHARE OF JOINT VENTURES	Ended March 31,
	(UNAUDITED)
	(All amounts in thousands)
	2007	2006
Revenues:
Minimum rents	$61,890	$58,370
Percentage rents	2,287	2,628
Tenant recoveries	29,189	27,603
Other	2,663	3,537
Total revenues	96,029	92,138

Expenses:
Shopping center expenses	30,588	31,158
Interest expense	24,317	19,461
Depreciation and amortization	24,388	20,579
Total operating expenses	79,293	71,198
Loss on sale of assets	(2,382)	—
Equity in income of joint ventures	129	76
Net income	$14,483	$21,016

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months
RECONCILIATION OF NET INCOME TO FFO(b)(e)	Ended March 31,
	(UNAUDITED)
	(All amounts in thousands)
	2007	2006
Net income - available to common stockholders	$2,566	$7,453

Adjustments to reconcile net income to FFO- basic
Minority interest in OP	467	1,460
(Gain) loss on sale of consolidated assets	(1,463)	502
plus gain on undepreciated asset sales- consolidated assets	881	121
plus minority interest share of gain on sale of consolidated joint ventures	837	—
(Gain) loss on sale of assets from unconsolidated entities (pro rata share)	2,382	—
Depreciation and amortization on consolidated assets	57,087	63,539
Less depreciation and amortization allocable to minority interests on consolidated joint ventures	(994)	(1,975)
Depreciation and amortization on joint ventures (pro rata)	24,388	20,579
Less: depreciation on personal property and amortization of loan costs and interest rate caps	(3,658)	(4,032)

Total FFO - basic	82,493	87,647

Additional adjustment to arrive at FFO -diluted
Preferred stock dividends earned	2,575	2,466
FFO - diluted	$85,068	$90,113

	For the Three Months
	Ended March 31,
	(UNAUDITED)
	2007	2006
Reconciliation of EPS to FFO per diluted share:
Earnings per share	$0.04	$0.11
Per share impact of depreciation and amortization of real estate	$0.91	$0.95
Per share impact of gain on sale of depreciated assets	$0.03	$0.01
Per share impact of preferred stock not dilutive to EPS	$(0.02)	$(0.02)
Fully Diluted FFO per share	$0.96	$1.05

THE MACERICH COMPANY

RECONCILIATION OF NET INCOME TO EBITDA

	For the Three Months
	Ended March 31,
	(UNAUDITED)
	(All amounts in thousands)
	2007	2006
Net income - available to common stockholders	$2,566	$7,453

Interest expense	67,555	71,966
Interest expense - unconsolidated entities (pro rata)	24,317	19,461
Depreciation and amortization - consolidated assets	57,087	63,539
Depreciation and amortization - unconsolidated entities (pro rata)	24,388	20,579
Minority interest	467	1,460
Less: Interest expense and depreciation and amortization allocable to minority interests on consolidated joint ventures	(1,435)	(2,867)
Loss on early extinguishment of debt	878	1,782
Loss (gain) on sale of assets - consolidated assets	(1,463)	502
Loss (gain) on sale of assets - unconsolidated entities (pro rata)	2,382	—
Add: Minority interest share of gain on sale of consolidated joint ventures	837	—
Income tax expense (benefit)	(120)	(533)
Preferred dividends	6,122	5,970

EBITDA(j)	$183,581	$189,312

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

THE MACERICH COMPANY

RECONCILIATION OF EBITDA TO SAME CENTERS - NET OPERATING INCOME (“NOI”)

	For the Three Months
	Ended March 31,
	(UNAUDITED)
	(All amounts in thousands)
	2007	2006
EBITDA (j)	$183,581	$189,312

Add: REIT general and administrative expenses	5,373	3,698
Management Companies’ revenues (c)	(8,754)	(7,257)
Management Companies’ operating expenses (c)	17,755	14,714
Lease termination income of comparable centers	(3,397)	(8,569)
EBITDA of non-comparable centers	(20,198)	(20,507)

SAME CENTERS - Net operating income (“NOI”) (k)	$174,360	$171,391

(j)                                     EBITDA represents earnings before interest, income taxes, depreciation, amortization, minority interest, extraordinary items, gain (loss) on sale of assets and preferred dividends and includes joint ventures at their pro rata share. Management considers EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(k)                                  The Company presents same-center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same-center NOI is calculated using total EBITDA and subtracting out EBITDA from non-comparable centers and eliminating the management companies and the Company’s general and administrative expenses.